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				STERLING SUGARS, INC.
                          COMPUTATION OF EARNINGS PER SHARE

                                                   Years Ended July 31,
                                            ---------------------------------
                                               2000       1999        1998
                                            ---------------------------------
 Primary
  Income                                    $ 916,003  $   604,964 $ 1,957,197
                                            ========== =========== ===========


 Shares
  Weighted average number of common
  shares outstanding                         2,500,000   2,500,000  2,500,000
					    ---------- ----------- ----------
  Primary earnings per share                      $.37        $.24       $.78
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                                     IV-7                               -32-